Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Bob Hebert
Chief Financial Officer	Chad Rubin
CPEX Pharmaceuticals, Inc.	The Trout Group
603.658.6100	646.378.2947
rhebert@cpexpharm.com	crubin@troutgroup.com
CPEX Pharmaceuticals Reports Third-Quarter 2010 Financial Results
     Exeter, NH, November 8, 2010 — CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today reported financial results for the third quarter ended September 30, 2010. For the quarter CPEX reported revenues of $5.8 million and net income of $2.4 million.
Third-Quarter Highlights
     For the third quarter of 2010 compared to the third quarter of 2009:
•	Revenues increased 17% to $5.8 million from $5.0 million.

•	Operating expenses decreased 50% to $2.9 million from $5.8 million.

•	Net income was $2.4 million compared to a net loss of $872,000. Basic and diluted income per common share were $0.93 and $0.88, respectively, compared to a loss of $0.34 per share.
     The growth in revenues for the third quarter of 2010 was due to increased royalties on sales of Testim®. This growth reflected a reported 7.9% increase in prescriptions for Testim during the third quarter of 2010 compared to the same period in 2009.
     General and administrative expenses for the third quarter of 2010 decreased $773,000 compared to the third quarter of 2009. The decrease was primarily due to a $613,000 decrease in advisory and consulting expenses and a $163,000 decrease in employee related expenses, primarily non-cash share-based compensation expense.
     Research and development expenses decreased $2.1 million in the third quarter of 2010 compared to the third quarter of 2009 primarily due to a $1.8 million reduction in clinical trial expenses following the discontinuation of the Nasulin development program in early 2010.
     As of September 30, 2010, CPEX had unrestricted cash of approximately $18.7 million, working capital of $23.1 million and no debt.
     In light of fluctuations in research and development expenses from period to period, as well as the uncertainties associated with the ongoing patent defense litigation, the results for the three and nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for future periods.

Year-to-Date Highlights
     For the first nine months of 2010 compared to the same period in 2009:
•	Revenues increased 26% to $16.9 million from $13.4 million.

•	Operating expenses decreased 14% to $13.9 million from $16.1 million.

•	Net income was $2.6 million compared to a net loss of $2.5 million. Basic and diluted income per common share was $1.03 and $0.99, respectively, compared to a loss of $1.02 per share.
     The growth in revenues for the first nine months of 2010 was due to royalties on increased sales of Testim®. This growth reflects a reported increase in total prescriptions for Testim of more than 11% during the first nine months of 2010 compared to the same period in 2009.
     General and administrative expenses increased $576,000 in the first nine months of 2010 compared to the same period last year primarily due to a net increase in advisory and consulting expenses net of a substantial decrease in legal fees associated with the ongoing patent defense litigation.
     Research and development expenses decreased $2.9 million in the first nine months of 2010 compared to the same period last year due to a $3.1 million decrease in clinical trial expenses due to the discontinuation of the Nasulin development program and a $1.0 million decrease in employee related expenses. These decreases were partially offset by a $1.5 million increase in spending on preclinical activities.
Management Comments
     “We have reduced our workforce and expenses to reflect the ongoing business, and those actions, combined with an increase in Testim sales royalties, resulted in a profitable third quarter,” said John A. Sedor, CPEX President and Chief Executive Officer. “Our Board of Directors is continuing to review strategic alternatives to maximize shareholder value.”
About CPEX Pharmaceuticals
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim®, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
     This press release contains forward-looking statements, including, without limitation, statements regarding the uncertainties associated with CPEX’s ongoing patent litigation and CPEX’s research and development activities. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: competition for Testim from other manufacturers, intellectual property litigation, the potential impact of CPEX’s Board of Directors’ ongoing strategic alternatives process and other uncertainties detailed under “Risk Factors” in CPEX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated March 29, 2010 and in subsequent Quarterly Reports on Form 10-Q or other filings with the Securities and Exchange Commission. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Royalties and other revenue	$5,768	$4,951	$16,869	$13,435

Operating expenses:
General and administrative	1,567	2,340	6,852	6,276
Research and development	1,192	3,332	6,467	9,324
Depreciation and amortization	168	175	535	505

Total operating expenses	2,927	5,847	13,854	16,105

Income (loss) from operations	2,841	(896)	3,015	(2,670)

Other income (expenses):
Interest income	24	25	76	128
Other income	—	—	1	—
Interest expense	(1)	(1)	(2)	(2)

Income (loss) before taxes	2,864	(872)	3,090	(2,544)

Provision for income taxes	452	—	452	—

Net income	$2,412	$(872)	$2,638	$(2,544)

Net income (loss) per common share:
Basic	$0.93	$(0.34)	$1.03	$(1.02)

Diluted	$0.88	$(0.34)	$0.99	$(1.02)

Weighted average common shares outstanding:
Basic	2,602	2,529	2,565	2,503

Diluted	2,728	2,529	2,675	2,503

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	September 30,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$18,680	$13,695
Receivables	5,768	5,289
Prepaid expenses and other current assets	732	1,110

Total current assets	25,180	20,094

Non-current assets:
Fixed assets, net	2,232	2,421
Intangible assets, net	1,776	2,211
Restricted cash	—	1,000
Note receivable	300	300
Other	—	17

Total non-current assets	4,308	5,949

Total assets	$29,488	$26,043

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$873	$1,374
Accrued expenses	1,240	1,633

Total current liabilities	2,113	3,007

Commitments and contingencies

Stockholders’ equity:
Series A Preferred stock, $0.01 par value, authorized 1,000 shares, issued and outstanding, none	—	—
Common stock, $0.01 par value, authorized 35,000 shares, issued and outstanding, 2,617 and 2,537 shares at September 30, 2010 and December 31, 2009, respectively	26	25
Additional paid-in capital	28,465	26,765
Accumulated deficit	(1,116)	(3,754)

Total stockholders’ equity	27,375	23,036

Total liabilities and stockholders’ equity	$29,488	$26,043

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